EXHIBIT 2

INTELLISYNC CORPORATION

AMENDMENT NO. 1 TO PREFERRED SHARES RIGHTS AGREEMENT

This Amendment No. 1 to Preferred Shares Rights Agreement (this “Amendment”) is entered into as of March 1, 2004 and amends the Preferred Shares Rights Agreement dated as of January 13, 2003 (the “Rights Agreement”) by and between Intellisync Corporation, a Delaware corporation (f/k/a Pumatech, Inc.) (the “Company”), and Computershare Investor Services, LLC as “Rights Agent”.

RECITALS

A. The Company proposes to issue and sell to Morgan Stanley & Co. Incorporated, CIBC and Needham & Co. (the “Initial Purchasers”) $50,000,000 principal amount of its 3% Convertible Notes due 2009 (the “Firm Securities”) to be issued pursuant to the provisions of an Indenture dated as of March 1, 2004 between the Company and U.S. Bank National Association, as Trustee. The Company also proposes to issue and sell to the Initial Purchasers not more than an additional $10,000,000 principal amount of its 3% Convertible Notes due 2009 (the “Additional Securities”) if and to the extent that the Initial Purchasers shall have determined to exercise the right to purchase such 3% Convertible Notes due 2009 granted to the Initial Purchasers. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities”. The Securities will be convertible into shares of common stock, par value $0.001 per share, of the Company together with the rights (the “Rights”) evidenced by such common stock to the extent provided in the Rights Agreement (the “Underlying Securities”).

B. In connection with the sale of the Securities, the Company has prepared an offering memorandum (the “Memorandum”) including or incorporating by reference a description of the terms of the Securities and the Underlying Securities, the terms of the offering and a description of the Company.

C. The Company has been advised by the Initial Purchasers that the Initial Purchasers proposes to resell the Securities to “qualified institutional buyers,” as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Rule 144A under the Securities Act. Such resale of the Securities will be effectuated in accordance with the procedures set forth under the heading “Plan of Distribution” in the Memorandum.

D. Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights.

E. The Rights Agent has requested that the Company make certain amendments to the Rights Agreement in connection with the performance of its duties.

AMENDMENT

In consideration of the foregoing, the parties agree as follows:

1. Amendment to Section 1(a) of the Rights Agreement. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph to the end of Section 1(a):

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Morgan Stanley & Co. Incorporated, CIBC nor Needham & Co. (the “Initial Purchasers”) nor any of such parties’ Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason of the acquisition by the Initial Purchasers of $50,000,000 principal amount of the Company’s 3% Convertible Notes Due 2009 (the “Firm Securities”) and, to the extent applicable, the acquisition by the Initial Purchasers of an additional $10,000,000 principal amount of the Company’s 3% Convertible Notes Due 2009 (the “Additional Securities” and, the Additional Securities together with the Firm Securities, the “Securities”), for the purpose of distributing such Securities in accordance with the procedures set forth under the heading “Plan of Distribution” in the offering memorandum prepared by the Company in connection with the sale of the Securities. Immediately upon the completion of such planned distribution of Securities, the exemption contemplated by this paragraph shall automatically terminate without any action required on the part of the Company or the Initial Purchasers or any other party.”

2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with laws of such State applicable to contracts to be made and performed entirely within such State.

3. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all such counterparts shall together constitute one and the same instrument.

5. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

6. Certification. The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the

Company duly adopted and approved at a meeting held February 23, 2004, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.

Terms used herein but not defined herein shall have the meaning set forth in the Rights Agreement.

The Company has caused this Amendment to be duly executed as of the date first written above.

INTELLISYNC CORPORATION

By:	/s/ J. Keith Kitchen

COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Sharon Tulloch

Chief Financial Officer